                             Policy Number SPECIMEN

               Insured  JOHN DOE

   Initial Specified Amount  $100,000                 Date of Issue  MAY 6, 2002
                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
   A Stock Company        Home Office Location:  120 Madison Street, Suite 1700
                                                 Syracuse, New York   13202

                 Administrator Mailing Address:  The Lincoln National Life
                                                 Insurance Company
                                                 350 Church Street
                                                 Hartford, CT 06103-1106

The Lincoln National Life Insurance Company ("Lincoln Life") agrees to pay the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the Insured's death during the continuance of the policy. Such payment shall be made as provided under GENERAL PROVISIONS, PAYMENT OF PROCEEDS. Lincoln Life further agrees to pay the Surrender Value to the Owner upon surrender of the policy.

RIGHT TO EXAMINE THE POLICY. The policy may be returned to the insurance agent through whom it was purchased or to Lincoln Life within 45 days of the date the application is signed or within 10 days after receipt of the policy (60 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right-to-Examine Period"), any premium paid will be placed in the Money Market Fund and, if the policy is so returned, it will be deemed void from the Date of Issue and Lincoln Life will refund all premium paid. If the policy is not returned, the premium payment will be processed as set forth in PREMIUM AND REINSTATEMENT PROVISIONS, ALLOCATION OF NET PREMIUM PAYMENTS.

ANY BENEFITS AND VALUES PROVIDED BY THE POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT PROCEEDS ON THE DATE OF ISSUE EQUAL THE INITIAL SPECIFIED AMOUNT OF THE POLICY. THEREAFTER, THE DEATH BENEFIT PROCEEDS MAY VARY UNDER THE CONDITIONS DESCRIBED UNDER INSURANCE COVERAGE PROVISIONS. THE DURATION OF COVERAGE IS VARIABLE AND MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT

The policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the policy. In consideration of the application and the payment of premiums as provided, the policy is executed by Lincoln Life as of the Date of Issue.


                           Registrar

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

  Non-Participating Variable life insurance payable upon death of the Insured.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the policy.
         Flexible premiums payable to when the Insured reaches Age 100.
                Investment results reflected in policy benefits.
          Premium Payments and Supplementary Coverages as shown in the
                             Policy Specifications.

LN690                                   NY

                                TABLE OF CONTENTS

                                                                           PAGE*

Policy Specifications                                                        3

Schedule 1: Surrender Charges                                                5

Schedule 2: Expense Charges and Fees                                         6

Schedule 3: Table of Guaranteed Maximum Cost of Insurance Rates Per $1,000   7

Schedule 4: Corridor Percentages Table                                       8

Definitions                                                                  9

Premium and Reinstatement Provisions                                         11

Ownership, Assignment and Beneficiary Provisions                             13

Variable Account Provisions                                                  14

Policy Values Provisions                                                     15

Transfer Privilege Provision                                                 17

Optional Sub-Account Allocation Programs                                     18

Nonforfeiture and Surrender Value Provisions                                 18

Loan Provisions                                                              19

Insurance Coverage Provisions                                                20

General Provisions                                                           23

Followed by Optional Methods of Settlement and Any Riders

*Page 4 is intentionally "blank."

LN690                                                                          2

                              POLICY SPECIFICATIONS
                             Policy Number SPECIMEN

                      Insured  JOHN DOE
     Initial Specified Amount  $100,000            Date of Issue  MAY 6, 2002
     Minimum Specified Amount  $100,000                Issue Age  35
      Monthly Anniversary Day  06                  Premium Class  STANDARD


LN690 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

SPECIFIED AMOUNT:         See Initial Specified Amount

DEATH BENEFIT OPTION:     Death Benefit Option is 1. (Level)

PREMIUM PAYMENTS:         Initial premium paid with application $725.00
                          Planned Premium $725.00
                          Additional premium payments may vary by frequency or amount.

PAYMENT MODE:             ANNUALLY

NO-LAPSE PROVISION:             Elected (SEE PREMIUM AND REINSTATEMENT
                                PROVISIONS, NO-LAPSE PROVISION.)
AGE 100 NO-LAPSE PREMIUM:       $121.35 monthly
20 YEAR NO-LAPSE PREMIUM:       $53.17 monthly
10 YEAR NO-LAPSE PREMIUM:       $52.58 monthly

NOTE: Unless the No-Lapse Provision is in effect, the policy will terminate if the actual premiums paid and investment experience are insufficient to continue coverage. Crediting of additional interest is not guaranteed and, subject to the guaranteed minimum rate. Lincoln Life has the right to change the amount of interest credited and the amount of Cost of Insurance or other expense charges deducted which may require more premium to be paid than was illustrated, or the Accumulation Values may be less than those illustrated.

           BASED ON PAYMENT OF THE NO-LAPSE PREMIUM, AN ADDITIONAL LUMP SUM PAYMENT MAY BE REQUIRED TO KEEP THE POLICY IN FORCE AT THE END OF THE NO-LAPSE PERIOD. THE OWNER SHOULD CONTACT THE COMPANY TO OBTAIN ADDITIONAL INFORMATION ABOUT THIS ITEM.

LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS: All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium Payments will be allocated net of the Premium Load specified in
SCHEDULE 2.

LIMITS ON TRANSFERS FROM THE FIXED ACCOUNT: Transfers from the Fixed Account shall not be made prior to the first anniversary of the Date of Issue except as provided under the Dollar Cost Averaging program. The amount of all transfers in any Policy Year shall not exceed the greater of (a) 25% of the Fixed Account Value as of the immediately preceding anniversary of the Date of Issue or (b) the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year. (SEE TRANSFER PRIVILEGE PROVISION AND OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS.)


UNDER FEDERAL LAW, THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED REACHES AGE 100 AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. A TAX ADVISOR SHOULD BE CONSULTED PRIOR TO THE CONTINUATION OF THE POLICY AFTER THE INSURED REACHES AGE 100.


LN690                                                                          3

                              POLICY SPECIFICATIONS
                             Policy Number SPECIMEN

                           Insured  JOHN DOE
          Initial Specified Amount  $100,000        Date of Issue  MAY 6, 2002
          Minimum Specified Amount  $100,000            Issue Age  35
           Monthly Anniversary Day  06              Premium Class  STANDARD



OWNER
The Insured

BENEFICIARY
Jane Doe, Wife, if surviving the Insured


LN690                                                                3A - 1 of 1

                          THIS PAGE INTENTIONALLY BLANK

                          SCHEDULE 1: SURRENDER CHARGES

Upon either a full surrender of the policy or a decrease in Specified Amount made at the request of the Owner, a charge will be assessed based on the table of surrender charges shown in Schedule 1, subject to the following conditions.

For decreases in Specified Amount, excluding full surrender of the policy, no such charge will be applied under the following circumstances:

1. where the decrease occurs after the tenth Policy Anniversary following the issuance of the Initial Specified Amount, or
2.   where the decrease is directly caused by a Death Benefit Option change, or
3. where the decrease is caused by a partial surrender of Net Accumulation Value (i.e. withdrawal), or
4. where the decrease plus the sum of all prior decreases does not exceed 25% of the Initial Specified Amount.

For all other decreases in Specified Amount, the charge will be calculated as
(1) minus (2), then divided by (3) and then multiplied by (4), where:

1.   is the amount of this decrease plus any prior decreases,
2. is the greater of an amount equal to 25% of the Initial Specified Amount or the sum of all prior decreases,
3.   is the Initial Specified Amount, and
4.   is the then applicable surrender charge from the table in Schedule 1.

Requests for decreases in Specified Amount may be limited by Lincoln Life to the extent there is insufficient Net Accumulation Value to cover the necessary charges.

Upon full surrender of the policy, the charge will be calculated as the entire amount shown in the table of surrender charges multiplied by one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed. In no event will the charge assessed upon a full surrender exceed the then current Net Accumulation Value.

Separate surrender charge tables apply with respect to each increase in Specified Amount. For purposes of calculating charges for full surrenders of or decreases in such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount".

Any charges for decreases in Specified Amount will be assessed by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner.

                                SURRENDER CHARGE AS OF                                     SURRENDER CHARGE AS OF
      POLICY YEAR              BEGINNING OF POLICY YEAR            POLICY YEAR            BEGINNING OF POLICY YEAR
      -----------              ------------------------            -----------            ------------------------
           1                        $2,450.60                           9                      $1,691.40
           2                        $2,367.70                          10                      $1,579.40
           3                        $2,281.60                          11                      $1,462.80
           4                        $2,192.20                          12                      $1,341.50
           5                        $2,099.50                          13                      $1,215.20
           6                        $2,003.10                          14                      $1,083.80
           7                        $1,903.10                          15                        $946.70
           8                        $1,799.30                   16 and thereafter                  $0.00

The procedures for full and partial surrenders and the imposition of surrender charges for full surrenders are described in greater detail in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

A transaction fee of the lesser of $25 or 2% of the amount surrendered is assessed for each partial surrender and will be processed as set forth in NONFORFEITURE AND SURRENDER VALUE PROVISIONS, PARTIAL SURRENDER.

LN690                                                                          5

                      SCHEDULE 2: EXPENSE CHARGES AND FEES

PREMIUM LOAD. Lincoln Life will deduct a Premium Load of 5.0% from each premium payment.

MONTHLY ADMINISTRATIVE FEE. A Monthly Deduction is made on each Monthly Anniversary Day from the Net Accumulation Value. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) It includes an administrative fee charge, Cost of Insurance charges and any charges for supplemental riders or optional benefits.

The monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year; (b) a monthly charge per $1,000 of Initial Specified Amount for the first 24 months from the Date of Issue, and (c) a monthly charge per $1,000 for any increase in Specified Amount for the 24 months following the date of increase. The charge(s) described in (b) and (c) will be determined using the table below and will be based on the Insured's Age at the Date of Issue and at the date of any increase in Specified Amount.

CHARGES AND FEES ASSOCIATED WITH THE VARIABLE SUB-ACCOUNTS. Lincoln Life imposes a mortality and expense risk ("M&E") charge, which is calculated as a percentage of the value of the Variable Sub-Accounts. The M&E charge is deducted from each Variable Sub-Account at the end of each Valuation Period. This charge is equal to an annual rate of [.90%] of a Variable Sub-Account's value during Policy Years 1 through 19, and [.20%] during the 20th and later Policy Years.

Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

TRANSFER FEE. A transaction fee of $25 may be applied by Lincoln Life to each transfer request in excess of 24 made during any Policy Year. A single transfer request, either In Writing or by telephone, may consist of multiple transactions.

                        EXPENSE                                 EXPENSE                                 EXPENSE
                         CHARGE                                 CHARGE                                  CHARGE
       AGE             PER $1,000               AGE           PER $1,000                AGE           PER $1,000
-------------------------------------     ----------------------------------      ----------------------------------
       0-12              0.0158                  46             0.0950                   65             0.2158
        13               0.0200                  47             0.0992                   66             0.2242
        14               0.0242                  48             0.1033                   67             0.2325
      15-30              0.0283                  49             0.1075                   68             0.2408
-------------------------------------     ----------------------------------      ----------------------------------
        31               0.0325                  50             0.1117                   69             0.2492
        32               0.0367                  51             0.1158                   70             0.2575
        33               0.0408                  52             0.1200                   71             0.2658
        34               0.0450                  53             0.1242                   72             0.2742
        35               0.0492                  54             0.1283                   73             0.2825
-------------------------------------     ----------------------------------      ----------------------------------
        36               0.0533                  55             0.1325                   74             0.2908
        37               0.0575                  56             0.1408                   75             0.2992
        38               0.0617                  57             0.1492                   76             0.3200
        39               0.0658                  58             0.1575                   77             0.3408
        40               0.0700                  59             0.1658                   78             0.3617
-------------------------------------     ----------------------------------      ----------------------------------
        41               0.0742                  60             0.1742                   79             0.3825
        42               0.0783                  61             0.1825                   80             0.4033
        43               0.0825                  62             0.1908                  81+             0.4242
        44               0.0867                  63             0.1992
        45               0.0908                  64             0.2075
-------------------------------------     ----------------------------------      ----------------------------------


LN690                                                                          6

         SCHEDULE 3: TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                     (MONTHLY RATES PER $1,000 OF NET AMOUNT AT RISK)

SPECIAL NOTE:  The monthly Cost of Insurance Rate charged under the policy varies based on the sex, Age, duration and premium class of the Insured, but will not exceed the rates shown in the table below. However, in determining the Guaranteed Maximum Cost of Insurance Rates, Lincoln Life will add the amount of the Flat Extra Monthly Insurance Cost, if any, shown in the POLICY SPECIFICATIONS to the rates below. If the Insured is in a rated premium class, the Guaranteed Maximum Cost of Insurance Rates will be those in the table multiplied by the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. The rates below are based on the 1980 CSO Tables (Male or Female as appropriate).

                 MALE       FEMALE                      MALE       FEMALE                      MALE         FEMALE
               MONTHLY      MONTHLY                   MONTHLY      MONTHLY                   MONTHLY       MONTHLY
    AGE          RATE        RATE            AGE        RATE        RATE           AGE         RATE          RATE
--------------------------------------    -----------------------------------     ------------------------------------
       0        0.34845    0.24089            35      0.17586       0.13752           70     3.30338       1.84590
       1        0.08917    0.07251            36      0.18670       0.14669           71     3.62140       2.02325
       2        0.08251    0.06750            37      0.20004       0.15752           72     3.98666       2.24419
       3        0.08167    0.06584            38      0.21505       0.17003           73     4.40599       2.51548
       4        0.07917    0.06417            39      0.23255       0.18503           74     4.87280       2.83552
--------------------------------------    -----------------------------------     ------------------------------------
       5        0.07501    0.06334            40      0.25173       0.20171           75     5.37793       3.19685
       6        0.07167    0.06084            41      0.27424       0.22005           76     5.91225       3.59370
       7        0.06667    0.06000            42      0.29675       0.23922           77     6.46824       4.01942
       8        0.06334    0.05834            43      0.32260       0.25757           78     7.04089       4.47410
       9        0.06167    0.05750            44      0.34929       0.27674           79     7.64551       4.97042
--------------------------------------    -----------------------------------     ------------------------------------
      10        0.06084    0.05667            45      0.37931       0.29675           80     8.30507       5.52957
      11        0.06417    0.05750            46      0.41017       0.31677           81     9.03761       6.17118
      12        0.07084    0.06000            47      0.44353       0.33761           82     9.86724       6.91414
      13        0.08251    0.06250            48      0.47856       0.36096           83    10.80381       7.77075
      14        0.09584    0.06667            49      0.51777       0.38598           84    11.82571       8.72632
--------------------------------------    -----------------------------------     ------------------------------------
      15        0.11085    0.07084            50      0.55948       0.41350           85    12.91039       9.76952
      16        0.12585    0.07501            51      0.60870       0.44270           86    14.03509      10.89151
      17        0.13919    0.07917            52      0.66377       0.47523           87    15.18978      12.08770
      18        0.14836    0.08167            53      0.72636       0.51276           88    16.36948      13.35774
      19        0.15502    0.08501            54      0.79730       0.55114           89    17.57781      14.70820
--------------------------------------    -----------------------------------     ------------------------------------
      20        0.15836    0.08751            55      0.87326       0.59118           90    18.82881      16.15259
      21        0.15919    0.08917            56      0.95591       0.63123           91    20.14619      17.71416
      22        0.15752    0.09084            57      1.04192       0.66961           92    21.57655      19.43814
      23        0.15502    0.09251            58      1.13378       0.70633           93    23.20196      21.40786
      24        0.15169    0.09501            59      1.23235       0.74556           94    25.28174      23.83051
--------------------------------------    -----------------------------------     ------------------------------------
      25        0.14752    0.09668            60      1.34180       0.78979           95    28.27411      27.16158
      26        0.14419    0.09918            61      1.46381       0.84488           96    33.10677      32.32378
      27        0.14252    0.10168            62      1.60173       0.91417           97    41.68475      41.21204
      28        0.14169    0.10501            63      1.75809       1.00267           98    58.01259      57.81394
      29        0.14252    0.10835            64      1.93206       1.10539           99    83.33333      83.33333
--------------------------------------    -----------------------------------     ------------------------------------
      30        0.14419    0.11251            65      2.12283       1.21731
      31        0.14836    0.11668            66      2.32623       1.33511
      32        0.15252    0.12085            67      2.54312       1.45461
      33        0.15919    0.12502            68      2.77350       1.57247
      34        0.16669    0.13168            69      3.02328       1.69955
--------------------------------------    -----------------------------------


LN690                                                                          7

                     SCHEDULE 4: CORRIDOR PERCENTAGES TABLE


As of the Date of Issue of this policy the formula in effect to determine the amount under item (ii) of INSURANCE COVERAGE PROVISIONS; DEATH BENEFIT PROCEEDS is based on a percent of the Accumulation Value as determined from the following table:

                                          CORRIDOR                                               CORRIDOR
                 AGE                     PERCENTAGE                     AGE                     PERCENTAGE
             -------------             ---------------              ------------              ---------------
                 0-40                      250%                         70                       115%
                  41                       243                          71                       113
                  42                       236                          72                       111
                  43                       229                          73                       109
                  44                       222                          74                       107
             -------------             ---------------             -------------              ---------------
                  45                       215                          75                       105
                  46                       209                          76                       105
                  47                       203                          77                       105
                  48                       197                          78                       105
                  49                       191                          79                       105
             -------------             ---------------             -------------              ---------------
                  50                       185                          80                       105
                  51                       178                          81                       105
                  52                       171                          82                       105
                  53                       164                          83                       105
                  54                       157                          84                       105
             -------------             ---------------             -------------              ---------------
                  55                       150                          85                       105
                  56                       146                          86                       105
                  57                       142                          87                       105
                  58                       138                          88                       105
                  59                       134                          89                       105
             -------------             ---------------             -------------              ---------------
                  60                       130                          90                       105
                  61                       128                          91                       104
                  62                       126                          92                       103
                  63                       124                          93                       102
                  64                       122                          94                       101
             -------------             ---------------             -------------              ---------------
                  65                       120                          95                       100
                  66                       119                          96                       100
                  67                       118                          97                       100
                  68                       117                          98                       100
                  69                       116                          99                       100
             -------------             ---------------             -------------              ---------------


LN690                                                                          8

                                   DEFINITIONS

ACCUMULATION VALUE. The sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value under the policy.

ADMINISTRATOR MAILING ADDRESS. The Administrator Mailing Address for the policy is indicated on the front cover.

AGE.  The age of the Insured at her or his nearest birthday.

COST OF INSURANCE.  SEE POLICY VALUES PROVISIONS, COST OF INSURANCE.

COST OF INSURANCE RATES.  This term is defined in SCHEDULE 3.

DATE OF ISSUE. The date from which Policy Years, Policy Anniversaries, and Age are determined. The Date of Issue is shown in the POLICY SPECIFICATIONS.

DEATH BENEFIT PROCEEDS. The amount payable upon death of the Insured is based upon the Death Benefit Option selected under the policy. Each option is described UNDER INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT OPTIONS and is payable as described under GENERAL PROVISIONS, PAYMENT OF PROCEEDS.

DUE PROOF OF DEATH. A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Lincoln Life.

FIXED ACCOUNT. The account under which principal is guaranteed and interest is credited at a rate of not less than 4% per year. (SEE POLICY VALUES PROVISION, INTEREST CREDITED UNDER FIXED ACCOUNT.) Fixed Account assets are general assets of Lincoln Life and are held in Lincoln Life's general account.

FUND(S). The Funds in the Variable Sub-Account portfolios to which the Owner may allocate Net Premium Payments or transfers and in the shares of which such allocations shall be invested.

FUND GROUP. Each of the open-end management investment companies registered under the 1940 Act, one or more of the portfolios (funds) of which fund the Variable Sub-Accounts.

GRACE PERIOD.  SEE PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

IN WRITING. With respect to any notice to Lincoln Life, this term means a written form satisfactory to Lincoln Life and received by it at the Administrator Mailing Address. With respect to any notice by Lincoln Life to the Owner, any assignee or other person, this term means written notice by ordinary mail to such person at the most recent address in Lincoln Life's records.

INDEBTEDNESS.  See LOAN PROVISIONS, INDEBTEDNESS.

LOAN ACCOUNT. The account in which amounts equal to amounts loaned under the policy accrue once transferred out of the Fixed and/or Variable Sub-Accounts. The Loan Account is part of Lincoln Life's general account.

MONTHLY ANNIVERSARY DAY. The Day of the month, as shown in the POLICY SPECIFICATIONS, when Lincoln Life makes the Monthly Deduction, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that month.


LN690                                                                          9

MONTHLY DEDUCTION. The Monthly Deduction is made from the Net Accumulation Value; this deduction includes the Cost of Insurance, an administrative expense charge and charges for supplemental riders or benefits, if applicable. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) The first Monthly Deduction is made as of the Date of Issue. Monthly Deductions occur thereafter on each Monthly Anniversary Day.

MORTALITY AND EXPENSE RISK (M&E) RATE. A daily rate assessed by Lincoln Life as a percentage of the value of the Variable Sub-Accounts for its assumption of mortality and expense risks. The M&E Rate is specified in SCHEDULE 2.

NET ACCUMULATION VALUE.  The Accumulation Value less the Loan Account value.

NET PREMIUM PAYMENT. The portion of a premium payment, after deduction of the Premium Load as specified in SCHEDULE 2, available for allocation to the Fixed and/or Variable Sub-Accounts.

1940 ACT.  The Investment Company Act of 1940, as amended.

NO-LAPSE PREMIUM. The premium required to be paid to guarantee the policy will not lapse. (SEE PREMIUM AND REINSTATEMENT PROVISIONS, NO-LAPSE PROVISION.)

NYSE.  New York Stock Exchange.

POLICY ANNIVERSARY. The day of the year the policy was issued, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that year.

POLICY YEAR. Each twelve-month period, beginning on the Date of Issue, during which the policy is in effect.

RIGHT-TO-EXAMINE PERIOD. SEE RIGHT TO EXAMINE THE POLICY, on the cover of the policy.

SEC.  The Securities and Exchange Commission.

SPECIFIED AMOUNT. The Specified Amount is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Specified Amount is chosen by the Owner and used in determining the amount of the Death Benefit Proceeds. It may be increased or decreased as described in INSURANCE COVERAGE PROVISIONS; CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS.

SUB-ACCOUNT. The investment options available under this policy, including Variable Sub-Accounts and the Fixed Account.

SURRENDER VALUE. SEE NONFORFEITURE AND SURRENDER VALUE PROVISIONS, SURRENDER VALUE.

VALUATION DAY. Any day on which the NYSE is open for business, except a day during which trading on the NYSE is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

VALUATION PERIOD. The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.


LN690                                                                         10

VARIABLE ACCOUNT. The Lincoln Life Flexible Premium Variable Life Account M consisting of all Variable Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are separate account assets of Lincoln Life, the investment performance of which is kept separate from that of the general assets of Lincoln Life. Variable Account assets are not chargeable with the general liabilities of Lincoln Life.

VARIABLE ACCUMULATION UNIT. A unit of measure used to calculate the value of a Variable Sub-Account.

                      PREMIUM AND REINSTATEMENT PROVISIONS

PREMIUMS. The initial premium must be paid for coverage to be effective (SEE INSURANCE COVERAGE PROVISIONS, DATE OF COVERAGE). Additional premium may be paid, with the consent of Lincoln Life and subject to the requirements under ADDITIONAL PREMIUMS, at any time before the Insured reaches Age 100. There is no minimum premium requirement. However, except as provided under the NO-LAPSE PROVISION, the policy will lapse subject to the terms set forth in the GRACE PERIOD if the Net Accumulation Value is insufficient to pay a Monthly Deduction.

PAYMENT OF PREMIUM. The initial premium is payable at the Administrator Mailing Address or to an authorized representative of Lincoln Life. All subsequent premium payments are payable at the Administrator Mailing Address.

PLANNED PREMIUM. If the Owner chooses to make periodic premium payments, Lincoln Life shall send premium reminder notices In Writing for the amounts and with the frequency elected by the Owner. Changes in the amounts or frequency of such payments will be subject to the consent of Lincoln Life.

ADDITIONAL PREMIUM. In addition to any planned premium, it is possible to make additional premium payments of no less than $100 at any time before the Insured reaches Age 100. Lincoln Life reserves the right to limit the amount or frequency of any such additional premium payments. If a payment of additional premium would cause the policy to cease to qualify as insurance for federal income tax purposes, Lincoln Life may reject all or such excess portion of the additional premium. Any additional payment received by Lincoln Life shall be applied to repay any outstanding loans and to that extent shall not be treated as premium, unless the Owner specifically instructs Lincoln Life otherwise In Writing.

ALLOCATION OF NET PREMIUM PAYMENTS. Net Premium Payments may be allocated to the Fixed and/or Variable Sub-Accounts under the policy subject to POLICY SPECIFICATIONS, LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS. All Net Premium Payments received before the end of the Right-to-Examine Period shall be allocated upon the expiration of the Right-to-Examine Period in accordance with the allocation percentages specified in the application. Subsequent Net Premium Payments shall be allocated on the same basis as the most recent Net Premium Payment unless Lincoln Life is otherwise instructed In Writing.

NO-LAPSE PROVISIONS. This policy includes the No-Lapse Provisions as shown on the POLICY SPECIFICATIONS and described below. This provision is not available with Death Benefit Option 3 (See INSURANCE COVERAGE PROVISIONS).


LN690                                                                         11
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A.   AGE 100 NO-LAPSE PROVISION. If elected, a payment of the Age 100 No-Lapse
     Premium shown in the POLICY SPECIFICATIONS is due as of the Date of Issue and each Monthly Anniversary Day thereafter to guarantee the policy will not lapse before the Insured reaches Age 100. All or a portion of the remaining monthly premiums can be paid in advance at any time. (For example, 12 times the Age 100 No-Lapse Premium shown in the POLICY SPECIFICATIONS can be paid in the beginning of a Policy Year to satisfy the requirements for that Policy Year.) As long as the sum of all premium payments less any Indebtedness and partial surrenders is at least equal to the sum of the Age 100 No-Lapse Premiums due since the Date of Issue, the policy will not lapse until the Insured reaches Age 100 even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below.

     The Age 100 No-Lapse Provision will terminate upon the earliest of the following to occur: (a) the Age 100 No-Lapse Premium requirement described above is not met, (b) there is a change in the Death Benefit Option, or (c) the Insured reaches Age 100.

     A period of at least 61 days will be granted for the Age 100 No-Lapse Premium if on any Monthly Anniversary Day it is determined that the Age 100 No-Lapse Premium has not been met. At least 31 days before the end of that period, Lincoln Life will notify the Owner of the amount of premium necessary to maintain the Age 100 No-Lapse Provision. Once the Age 100 No-Lapse Provision is terminated, it cannot be reinstated.

B.   20 YEAR NO-LAPSE PROVISION. As long as item (a) below at least equals item
     (b) below the policy will not lapse during the first 20 Policy Years even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below. Item (a) is the sum of all premium payments less any partial surrenders, accumulated at 4% annual interest, and less any Indebtedness. Item (b) is the sum of the 20 Year No-Lapse Premiums shown in the POLICY SPECIFICATIONS due since the Date of Issue, accumulated at 4% annual interest.

     The 20 Year No-Lapse provision will terminate upon the earliest of the following to occur: (a) there is a change in the Death Benefit Option, (b) the Insured reaches Age 100, or (c) at the beginning of the 21st Policy Year.

     The 20 Year No-Lapse Provision applies for the first 20 Policy Years only. Continuing to pay the 20 Year No-Lapse Premium amount beyond the expiration of the 20 Year No-Lapse Provision does not guarantee that the policy will not lapse.

C.   10 YEAR NO-LAPSE PROVISION. As long as item (a) below at least equals item
     (b) below the policy will not lapse during the first 10 Policy Years even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below. Item (a) is the sum of all premium payments less any partial surrenders, accumulated at 4% annual interest, and less any Indebtedness. Item (b) is the sum of the 10 Year No-Lapse Premiums shown in the POLICY SPECIFICATIONS due since the Date of Issue, accumulated at 4% annual interest.

     The 10 Year No-Lapse Provision will terminate upon the earliest of the following to occur: (a) there is a change in the Death Benefit Option, (b) the Insured reaches Age 100, or (c) at the beginning of the 11th Policy Year.

     The 10 Year No-Lapse Provision applies for the first 10 Policy Years only. Continuing to pay the 10 Year No-Lapse Premium amount beyond the expiration of the 10 Year No-Lapse Provision does not guarantee that the policy will not lapse.

COVERAGE DATE. The Planned Premium amount as shown in the Policy Specifications page, payable in accordance with the payment mode specified, may not continue the policy in force until the Policy

Anniversary after the Insured reaches Age 100 even if the amount is paid as scheduled. The duration for which the policy will continue will depend upon:

(1)  The amount, timing and frequency of premium payment;

(2)  Changes in Specified Amount and Death Benefit options;

(3)  Changes in current interest credits and insurance costs;

(4)  Changes in deductions for riders, if any; and

(3)  Partial Surrenders and loans.


LN690                                                                         12
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GRACE PERIOD. Except as provided under the NO-LAPSE PROVISION, if on any Monthly
Anniversary Day the Net Accumulation Value is insufficient to cover the current Monthly Deduction, or if the amount of Indebtedness exceeds the Accumulation Value less the surrender charge(s), Lincoln Life shall send a notice In Writing to the Owner and any assignee of record. Such notice shall state the amount which must be paid to avoid termination. The Net Premium Payment due will be at least equal to (a) the amount by which the Monthly Deduction Amount exceeds the Net Accumulation Value, or (b) the amount by which the Indebtedness exceeds the Accumulation Value less the surrender charge(s), and (c) enough additional premium to cover at least two additional months' Monthly Deductions.

If the amounts set forth in the notice are not paid to Lincoln Life on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the Monthly Anniversary Day with respect to which such notice applies (together, the "Grace Period"), then the policy shall terminate. All coverage under the policy will then lapse without value.

REINSTATEMENT. After the policy has lapsed due to the failure to make a necessary payment before the end of an applicable Grace Period, the policy may be reinstated provided (a) the policy has not been surrendered, (b) there is an application for reinstatement In Writing, (c) satisfactory evidence of insurability is furnished to Lincoln Life, (d) enough premium is paid to keep the policy in force for at least 2 months, and (e) any accrued loan interest is paid. The reinstated policy shall be effective as of the Monthly Anniversary Day after the date on which Lincoln Life approves the application for reinstatement. The Net Premium Payment and any loan repayment upon reinstatement will be allocated as set forth under ALLOCATION OF NET PREMIUM PAYMENTS and LOAN PROVISIONS, LOAN ACCOUNT and LOAN REPAYMENT. The surrender charges set forth in
SCHEDULE 1 will be reinstated as of the Policy Year in which the policy lapsed.

                OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

OWNER. The Owner on the Date of Issue will be the person designated in the POLICY SPECIFICATIONS. If no person is designated as Owner, the Insured will be the Owner.

RIGHTS OF OWNER. While the Insured is alive except as provided below and subject to any applicable state law, the Owner may exercise all rights and privileges under the policy including the right to: (a) release or surrender the policy to Lincoln Life, (b) agree with Lincoln Life to any change in or amendment to the policy, (c) transfer all rights and privileges to another person, (d) change the Beneficiary, and (e) assign the policy.

The Owner may exercise any rights and privileges under the policy without the consent, subject to any applicable state law, of any designated Beneficiary if the Owner has reserved the right to change the Beneficiary. If there is an assignment of the policy recorded with Lincoln Life, the Owner may exercise the rights and privileges under the policy only with the consent of the recorded assignee.

Unless provided otherwise, if the Owner is a person other than the Insured and dies before the Insured, all of the rights and privileges of the Owner under the policy shall vest in the Owner's executors, administrators or assigns.

TRANSFER OF OWNERSHIP. The Owner may transfer all rights and privileges of the Owner. On the date of transfer, the transferee shall become the Owner and shall have all the rights and privileges of the Owner. The Owner may revoke any transfer before the date of transfer.

A transfer, or a revocation of transfer, shall be In Writing and shall take effect the later of the date of transfer specified by the Owner or the date it is signed by Lincoln Life, and any payment made or any action taken or allowed by Lincoln Life before such time in reliance on the recorded ownership of the policy shall be without prejudice to Lincoln Life.


LN690                                NY                                       13

Unless otherwise directed by the Owner, with the consent of any assignee recorded with Lincoln Life, a transfer shall not affect the interest of any Beneficiary designated before the date of transfer.

ASSIGNMENT. Assignment of the policy shall be In Writing and shall be effective when Lincoln Life receives it. Lincoln Life shall not be responsible for the validity or sufficiency of any assignment. An assignment of the policy shall remain effective only so long as the assignment remains in force. If an assignment so provides, it shall transfer the interest of any designated transferee or of any Beneficiary if the Owner has reserved the right to change the Beneficiary.

BENEFICIARY. The Beneficiary on the Date of Issue shall be the person designated in the POLICY SPECIFICATIONS. Unless provided otherwise, the interest of any Beneficiary who dies before the Insured shall vest in the Owner or the Owner's executors, administrators or assigns.

CHANGE OF BENEFICIARY. The Beneficiary may be changed from time to time. Unless provided otherwise, the right to change the Beneficiary is reserved to the Owner. A request for change of Beneficiary shall be In Writing, signed by the Owner and, if the right to change the Beneficiary has not been reserved to the Owner, signed by the existing Beneficiary. A change of Beneficiary shall be effective, retroactive to the date of request, only when the change is received by Lincoln Life, and any payment made or any action taken or allowed by Lincoln Life before such time in reliance on its records as to the identity of the Beneficiary shall be without prejudice to Lincoln Life.

                           VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT AND VARIABLE SUB-ACCOUNTS. Assets invested on a variable basis are held in the separate account ("Variable Account") which is designated in the Definitions provision of the policy. The separate account was established by a resolution of Lincoln Life's Board of Directors as a "separate account" under the insurance law of the State of New York, Lincoln Life's state of domicile and is registered as a unit investment trust under the 1940 Act. The assets of the Variable Account (except assets in excess of the reserves and other contract liabilities of the Variable Account) shall not be chargeable with liabilities arising out of any other business conducted by Lincoln Life and the income, gains or losses from the Variable Account assets shall be credited or charged against the Variable Account without regard to the income, gains or losses of Lincoln Life. The Variable Account assets are owned and controlled exclusively by Lincoln Life, and Lincoln Life is not a trustee with respect to such assets.

The Variable Account is divided into Variable Sub-Accounts. The assets of each Variable Sub-Account shall be invested fully and exclusively in shares of the appropriate Fund for such Variable Sub-Account. The investment performance of each Variable Sub-Account shall reflect the investment performance of the appropriate Fund. For each Variable Sub-Account, Lincoln Life shall maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Variable Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, Lincoln Life may elect to operate the Variable Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Variable Account. In the event of such a change, Lincoln Life shall endorse the policy to reflect the change and may take any other necessary or appropriate action required to effect the change. Any changes in the investment policies of the Variable Account shall first be approved by the Indiana Insurance Commissioner and approved or filed, as required, in any other state or other jurisdiction where the policy was issued.


LN690                              NY                                         14

INVESTMENTS OF THE VARIABLE SUB-ACCOUNTS. All amounts allocated or transferred to a Variable Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund shall at all times be registered under the 1940 Act as an open-end management investment company. The Funds available for investment and for which Variable Sub-Accounts have been established as of the Date of Issue are listed in the application for the policy. Lincoln Life, after due consideration of appropriate factors, may add additional Funds and Fund Groups at any time or may eliminate or substitute Funds or Fund Groups in accordance with FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by Lincoln Life from a Variable Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.

INVESTMENT RISK. Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund Group's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. As to the Variable Account assets, the Owner bears the entire investment risk of gain or loss.

FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. If a particular Fund ceases to be available for investment, or Lincoln Life determines that further investment in the particular Fund is not appropriate in view of the purposes of the Variable Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), Lincoln Life may withdraw the particular Fund as a possible investment in the Variable Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. Lincoln Life shall obtain any necessary regulatory or other approvals. Lincoln Life may make appropriate endorsements to the policy to the extent reasonably required to reflect any withdrawal or substitution.

                            POLICY VALUES PROVISIONS

ACCUMULATION VALUE. The Accumulation Value equals the sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value. At any point in time, therefore, the Accumulation Value reflects (a) Net Premium Payments made, (b) the amount of any partial surrenders, (c) any increases or decreases as a result of market performance in the Variable Sub-Accounts, (d) interest credited under the Fixed Account, (e) interest credited under the Loan Account, and (f) all expenses and fees as specified under SCHEDULE 2.

FIXED ACCOUNT VALUE. The Fixed Account value, if any, with respect to the policy, at any point in time, is equal to the sum of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account plus interest credited to such account less the portion of the Monthly Deductions applied to the Fixed Account and less any partial surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT. Lincoln Life will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be the greater of: (a) a compounded daily rate of 0.010746% (equivalent to a compounded annual rate of 4%), or (b) a rate determined by Lincoln Life from time to time. Such rate will be established on a prospective basis, and once credited, such interest will be nonforfeitable.

LOAN ACCOUNT VALUE. The Loan Account value, if any, with respect to the policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s). (SEE LOAN PROVISIONS, LOAN ACCOUNT.)

INTEREST RATE CREDITED ON LOAN ACCOUNT VALUE. The annual rate at which interest is credited on the Loan Account value will be 4%.

LN690                                                                         15

VARIABLE ACCOUNT VALUE. The Variable Account value, if any, with respect to the policy, for any Valuation Period is equal to the sum of the then stated values of all Variable Sub-Accounts under the policy. The stated value of each Variable Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited or debited to such Variable Sub-Account with respect to the policy by the Variable Accumulation Unit Value of the particular Variable Sub-Account for such Valuation Period.

VARIABLE ACCUMULATION UNIT VALUE. All or part of a Net Premium Payment allocated or transferred to a Variable Sub-Account is converted into Variable Accumulation Units. The number of units will be calculated by dividing each amount allocated, transferred, distributed or redeemed by the Accumulation Unit Value of the appropriate Variable Sub-Account at the end of the Valuation Period in which it is received. The Accumulation Unit value for each Variable Sub-Account was initially established at $10.00. It may thereafter increase or decrease from one Valuation Period to the next. The Variable Accumulation Unit value for a Variable Sub-Account for any later Valuation Period is determined as follows:

1. The total value of Fund shares held in the Variable Sub-Account is calculated by multiplying the number of Fund shares owned by the Variable Sub-Account at the end of the preceding Valuation Period by the net asset value per share of the fund at the end of the current Valuation Period and adding any dividend or other distribution of the Fund earned during the Valuation Period; minus

2. The liabilities of the Variable Sub-Account at the end of the Valuation Period; such liabilities include daily charges imposed on the Variable Sub-Account and may include a charge or credit with respect to any taxes paid or reserved for by Lincoln Life that Lincoln Life determines result from the operations of the Variable Account; and

3. The difference between the values obtained under steps (1) and (2) is divided by the number of Variable Accumulation Units for that Variable Sub-Account outstanding at the beginning of the current Valuation Period.


The daily charges imposed on a Variable Sub-Account for any Valuation Period are equal to the M&E charge multiplied by the number of calendar days in the Valuation Period.

The Variable Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

COST OF INSURANCE. The Cost of Insurance is determined monthly. Such cost is calculated as (1), multiplied by the result of (2) minus (3), where:

(1)     is the Cost of Insurance Rate as described in COST OF INSURANCE RATES,

(2) is the Death Benefit at the beginning of the policy month, divided by 1.0032737, and

(3) is the Accumulation Value at the beginning of the policy month prior to the deduction for the monthly Cost of Insurance.

COST OF INSURANCE RATES. The Cost of Insurance Rates are determined from time to time by Lincoln Life based on its expectations of future mortality, Fixed Account investment earnings, persistency, expenses (including taxes) and vary as set forth in SCHEDULE 3. The actuarial formula used to make such determination has been filed with the insurance supervisory official of the jurisdiction in which the policy is delivered. A portion of such Cost of Insurance rates may represent a recovery of expenses associated with the administration of the policy; such recovery may be greater in the early policy years. Any change in Cost of Insurance Rates will apply to all individuals of the same class as the Insured. The Cost of Insurance Rates shall not exceed the amounts described in
SCHEDULE 3.

The policy cost factors for inforce policies will be reviewed whenever the policy cost factors for new issues are changed. The frequency for review of the assumptions, following the initial guaranteed period, to determine if the change in policy cost factors is necessary must be no greater than annual and no less than every five years.

MONTHLY DEDUCTION. Each month, on the Monthly Anniversary Day, Lincoln Life will deduct the Monthly Deduction by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner. The Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:


LN690                               NY                                        16

CHARGE (1)     is the Cost of Insurance (as described in COST OF INSURANCE) and the cost of any supplemental riders or optional benefits, and

CHARGE (2)     is the Monthly Administrative Fee as described under SCHEDULE 2.

BASIS OF COMPUTATIONS. The Cost of Insurance Rates are guaranteed to be no greater than that calculated based on the applicable 1980 Commissioners Standard Ordinary Mortality Table (Age nearest birthday).

All policy values are at least equal to that required by the jurisdiction in which the policy is delivered. A detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

                          TRANSFER PRIVILEGE PROVISION

TRANSFER PRIVILEGE. At any time while the policy is in force, other than during the Right-to-Examine Period, the Owner has the right to transfer amounts among the Fixed and Variable Sub-Accounts then available under the policy. All such transfers are subject to the following provisions. Transfers may be made In Writing, or electronically, if internet or telephone transfers have been previously authorized In Writing. Transfer requests must be received at the Administrator Mailing Address prior to the time of day set forth in the prospectus and provided the NYSE is open for business, in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next business day the NYSE is open for business. Lincoln Life shall not be responsible for (a) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or
(b) the authenticity of such instructions. A single transfer request, made either In Writing or electronically may consist of multiple transactions.

Transfers from the Fixed Account are subject to the POLICY SPECIFICATIONS, LIMITS ON TRANSFERS. Transfers to the Fixed Account will earn interest as specified under POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT. Transfers involving Variable Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Variable Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Variable Sub-Account for the Valuation Period during which the transfer is effective.

Unless otherwise changed by Lincoln Life to be less restrictive, transfers shall be subject to the following conditions: (a) Up to 24 transfer requests may be made during any Policy Year without charge, however, for each transfer request in excess of 24, a transfer fee as set forth in SCHEDULE 2 may be deducted on a pro-rata basis from the Fixed and/or Variable Sub-Accounts from which the transfer is being made; (b) The amount being transferred may not be less than $50 unless the entire value of the Fixed or Variable Sub-Account is being transferred; (c) The amount being transferred may not exceed Lincoln Life's maximum amount limit then in effect; (d) Transfers among the Variable Sub-Accounts or from a Variable Sub-Account to the Fixed Account can be made at any time; (e) Transfers involving Variable Sub-Account(s) shall be subject to such additional terms and conditions as may be imposed by the Funds; and (f) Any value remaining in the Fixed or a Variable Sub-Account following a transfer may not be less than $100.


LN690                                                                         17

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION. The Owner may elect to participate in programs providing for Dollar Cost Averaging or automatic Rebalancing, currently without charge, but may participate in only one program at any time.

DOLLAR COST AVERAGING. Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account or the Fixed Account. Transfer allocations may be made to one or more of the other Sub-Accounts on a monthly or quarterly basis. Allocations may not be made to the same account from which funds are to be transferred. These transfers do not count against the free transfers available. Transfers from the Fixed Account can only be elected at the time the policy is issued. Transfers from the Money Market Sub-Account may be elected at any time while this policy is in force.

Dollar Cost Averaging terminates automatically: (a) if the value in the Money Market Sub-Account or Fixed Account is insufficient to complete the next transfer; (b) one week after receipt at the Administrator Mailing Address of a request for termination In Writing, or electronically, if adequately authenticated; or (c) after 12 or 24 months (as elected on the application).

AUTOMATIC REBALANCING. Automatic Rebalancing periodically restores the percentage of policy value allocated to each Variable Sub-Account to a level pre-determined by the Owner (e.g. 20% Money Market, 50% Growth, 30% Utilities). The Fixed Account is not subject to rebalancing. The pre-determined level is the allocation initially selected on the application, until changed by the Owner. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Variable Sub-Accounts will be subject to Automatic Rebalancing.

                  NONFORFEITURE AND SURRENDER VALUE PROVISIONS

SURRENDER. Surrender of the policy is effective on the business day of receipt by Lincoln Life of the policy and a request for surrender In Writing, provided that at the time of such receipt the policy is in force.

SURRENDER VALUE. The amount payable on surrender of the policy (the "Surrender Value") shall be the Net Accumulation Value less any accrued loan interest not yet charged, and less any surrender charges as determined under the provision of
SCHEDULE 1.

The Surrender Value shall be paid by Lincoln Life in a lump sum or as provided under the OPTIONAL METHODS OF SETTLEMENT rider. Any deferment of payments by Lincoln Life will be subject to GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

CONTINUATION OF COVERAGE. If the Insured is still living at Age 100 and the policy has not lapsed or been surrendered, the Variable Account value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the Insured becomes Age 100 and Lincoln Life will (a) continue to credit interest to the Accumulation Value as defined in POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT, (b) no further Monthly Deductions, premium payments (except as needed to keep the policy from lapsing), expense charges, administrative or policy fee will be made, and (c) the policy will remain in force until it is surrendered or the Death Benefit Proceeds become payable.

PARTIAL SURRENDER. A partial surrender may be made from the policy on any Valuation Day in accordance with the following as long as the policy is in force even after Age 100. A partial surrender must be requested In Writing or, if previously authorized, electronically. A partial surrender may only be made if the amount of the partial surrender, excluding the transaction fee as specified in SCHEDULE 1, is (a) not less than $500; (b) not more than 90% of the Surrender Value of the policy as of the end of the Valuation Period ending on the Valuation Day on which the request is accepted by Lincoln Life; and (c) would not cause the Specified Amount to decline below the Minimum Specified amount set forth in the POLICY SPECIFICATIONS. The amount of the partial surrender and the transaction fee shall be withdrawn from the Fixed and/or Variable Sub-Accounts in proportion to the balances invested in such Sub-Accounts.


LN690                                                                         18

Any surrender results in a withdrawal of funds from all of the Fixed and/or Variable Sub-Accounts which have balances allocated to them. Any surrender from a Variable Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Variable Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Variable Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT. As of the end of the Valuation Day on which there is a partial surrender, (a) the Accumulation Value shall be reduced by the sum of (i) the amount of the partial surrender, plus (ii) the transaction fee specified in SCHEDULE 1; (b) if DEATH BENEFIT OPTION 1 is in effect, the Specified Amount shall be reduced by the amount of the partial surrender; and (c) if DEATH BENEFIT OPTION 3 is in effect, the Specified Amount will be reduced to the extent that the amount of the partial surrender exceeds the Accumulated Premiums.

                                 LOAN PROVISIONS

POLICY LOANS. If the policy has Surrender Value, Lincoln Life will grant a loan against the policy provided: (a) a proper loan agreement is executed and (b) a satisfactory assignment of the policy to Lincoln Life is made. Loans may continue to be made after the Insured's Age 100. The loan may be for any amount up to 100% of the then current Surrender Value; however, Lincoln Life reserves the right to limit the amount of such loan so that total Indebtedness will not exceed 90% of an amount equal to the then current Accumulation Value less the surrender charge(s) as set forth under SCHEDULE 1. The amount borrowed will be paid within seven days of Lincoln Life's receipt of such request, except as Lincoln Life may be permitted to defer the payment of amounts as specified under GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

The minimum loan amount is $500. Lincoln Life reserves the right to modify this amount in the future. Lincoln Life will withdraw such loan from the Fixed and/or Variable Sub-Accounts in proportion to the then current account values, unless the Owner instructs Lincoln Life otherwise In Writing.

LOAN ACCOUNT. An amount equal to the amount of any loan will be transferred out of the Fixed and/or Variable Sub-Accounts as described above. Such amount will become part of the Loan Account value. The outstanding loan balance at any time includes accrued interest on the loan.

LOAN REPAYMENT. The outstanding loan balance (i.e. Indebtedness) may be repaid at any time during the lifetime of the Insured, however, the minimum loan repayment is $100 or the amount of the outstanding Indebtedness, if less. The Loan Account will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed and/or Variable Sub-Accounts in the same proportion in which Net Premium Payments are currently allocated, unless the Owner and Lincoln Life agree otherwise In Writing.

INTEREST RATE CHARGED ON LOAN ACCOUNT. Interest charged on the Loan Account will be at an annual rate equal to 5%, payable in arrears.

Interest charged on the Loan Account is payable annually on each Policy Anniversary or as otherwise agreed In Writing by the Owner and Lincoln Life. Such loan interest amount, if not paid when due, will be transferred out of the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value and into the Loan Account, unless both the Owner and Lincoln Life agree otherwise.


LN690                                                                         19

INDEBTEDNESS. The term "Indebtedness" means money which is owed on this policy due to an outstanding loan and interest accrued thereon but not yet charged. A loan, whether or not repaid, will have a permanent effect on the Net Accumulation Value. A policy loan reduces the then current Net Accumulation Value under the policy while repayment of a loan will cause an increase in the then current Net Accumulation Value. Any Indebtedness at time of settlement will reduce the Death Benefit Proceeds payable under the policy. The Owner should consult a tax advisor prior to taking a loan.

If at any time the total Indebtedness against the policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge(s), a notice will be sent at least 31 days before the end of the Grace Period to the Owner and to assignees, if any, that this policy will terminate unless the Indebtedness is repaid. The policy will thereupon terminate without value at the end of the Grace Period subject to the conditions in PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

                          INSURANCE COVERAGE PROVISIONS

DATE OF COVERAGE. The date of coverage will be the Date of Issue provided the initial premium has been paid and the policy accepted by the Owner (a) while the Insured is alive, and (b) prior to any change in health and insurability as represented in the application.

For any insurance that has been reinstated, the date of coverage will be the Monthly Anniversary Day that coincides with or next follows the day the application for reinstatement is approved by Lincoln Life, provided the Insured is alive on such day. (SEE PREMIUM AND REINSTATEMENT PROVISIONS, REINSTATEMENT.)

TERMINATION OF COVERAGE. All coverage under the policy terminates on the first to occur of the following:

1.      Surrender of the policy;

2.      Death of the Insured; or

3. Failure to pay the amount of premium necessary to avoid termination before the end of any applicable Grace Period.

No action by Lincoln Life after such a termination of the policy, including any Monthly Deduction made after termination of coverage, shall constitute a reinstatement of the policy or waiver of the termination. Any such deduction will be refunded.

DEATH BENEFIT PROCEEDS. If the Insured dies while the policy is in force, Lincoln Life shall pay Death Benefit Proceeds equal to the greater of (i) the amount determined under the Death Benefit Option in effect at the time of the Insured's death, or (ii) an amount determined by Lincoln Life equal to that required by the Internal Revenue Code to maintain the contract as a life insurance policy. (SEE SCHEDULE 4.)

DEATH BENEFIT OPTIONS. Following are the Death Benefit Options available under the policy:

        DEATH BENEFIT OPTION 1:

        SPECIFIED AMOUNT. The death benefit will be the Specified Amount on the date of death, less any Indebtedness and partial surrenders.


LN690                                                                         20

        DEATH BENEFIT OPTION 2:

        SUM OF THE SPECIFIED AMOUNT AND THE ACCUMULATION VALUE. The death benefit will be the sum of the Specified Amount plus the Net Accumulation Value on the date of death.

        DEATH BENEFIT OPTION 3:

        SPECIFIED AMOUNT AND THE ACCUMULATED PREMIUMS. The death benefit (before deduction of any Indebtedness against the policy and the amount of any partial surrenders) will be the sum of the Specified Amount plus the Accumulated Premium on the date of death, up to the Death Benefit Option 3 Limit shown in the POLICY SPECIFICATIONS.

        For Death Benefit Option 3, a partial surrender will reduce the Accumulated Premium, the death benefit, and the Death Benefit Option 3 Limit by the amount of the partial surrender. If the amount of the partial surrender exceeds the Accumulated Premiums, the Specified Amount will be reduced by the excess amount (See NONFORFEITURE AND SURRENDER VALUE PROVSIIONS, EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT.)

ACCUMULATED PREMIUM FOR DEATH BENEFIT OPTION 3. The Accumulated Premium is determined on each Monthly Anniversary Day and is based on the sum of all premiums paid, less the Cumulative Policy Factor (if elected) from the later of the Date of Issue of this policy or the effective date of change to Death Benefit Option 3, until the Policy Anniversary that coincides with the date the Insured reaches Age 100. Any premium paid that will cause the death benefit amount to exceed the Death Benefit Option 3 Limit will be applied to the policy, but will not increase the death benefit.

INCREASES IN THE DEATH BENEFIT OPTION 3 LIMIT. The Owner may request an increase to the Death Benefit Option 3 Limit. If an increase is requested, a supplement application must be submitted and evidence of insurability satisfactory to Lincoln Life must be furnished. If Lincoln Life approves the request, the increase will become effective upon the Monthly Anniversary Day that coincides with or next follows the date the request is approved.

CUMULATIVE POLICY FACTOR FOR DEATH BENEFIT OPTION 3. The Cumulative Policy Factor, if elected by the Owner, is an amount calculated as (1) multiplied by
(2) accumulated monthly from the later of the Date of Issue of this policy or the effective date of change in Death Benefit Option, where:

(1) is the applicable monthly rate from the table then used by the Internal Revenue Service (IRS) to determine the economic benefit attributable to life insurance coverage, or an alternative table permitted by the IRS, as selected by the Owner; and

(2)     is the Specified Amount divided by 1,000.

Unless DEATH BENEFIT OPTION 2 OR 3 is elected, the Owner will be deemed to have elected DEATH BENEFIT OPTION 1.

CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTION. Unless provided otherwise, a change in Specified Amount or Death Benefit Option may be effected any time while this policy is in force, provided the request for change is In Writing and filed at the Administrator Mailing Address. All such changes are subject to the consent of Lincoln Life and the following conditions.

CHANGES IN SPECIFIED AMOUNT:
1. If a decrease in the Specified Amount is requested, the decrease will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request provided any requirements, as determined by Lincoln Life, are met.


LN690                                                                         21

        In such event, Lincoln Life will reduce the existing Specified Amount against the most recent increase first, then against the next most recent increases successively, and finally, against insurance provided under the original application; however, Lincoln Life reserves the right to limit the amount of any decrease so that the Specified Amount will not be less than the Minimum Specified Amount shown in the POLICY SPECIFICATIONS. If DEATH BENEFIT OPTION 3 is in effect, a decrease in Specified Amount will reduce the Death Benefit Option 3 Limit.

2.      If an increase in the Specified Amount is requested:

        (a) a supplemental application must be submitted and evidence of insurability of the Insured satisfactory to Lincoln Life must be furnished; and

        (b) any other requirements as determined by Lincoln Life must be met.

        If Lincoln Life approves the request, the increase will become effective upon (i) the Monthly Anniversary Day that coincides with or next follows the date the request is approved by Lincoln Life and (ii) the deduction from the Accumulation Value (in proportion to the then current account values of the Fixed and/or Variable Sub-Accounts) of the first month's Cost of Insurance for the increase, provided the Insured is alive on such day. If DEATH BENEFIT OPTION 3 is in effect, an increase in Specified Amount will increase the Death Benefit Option 3 Limit, unless requested otherwise by the Owner.

CHANGES IN DEATH BENEFIT OPTION:

1.      On a change from DEATH BENEFIT OPTION 1 to DEATH BENEFIT OPTION 2:

        The Specified Amount will be reduced by the Accumulation Value as of the effective date of change.

2.      On a change from DEATH BENEFIT OPTION 1 to DEATH BENEFIT OPTION 3:

        The Specified Amount will not change.

3.      On a change from DEATH BENEFIT OPTION 2 to DEATH BENEFIT OPTION 1:

        The Specified Amount will be increased by the Accumulation Value as of the effective date of change.

4.      On a change from DEATH BENEFIT OPTION 2 to DEATH BENEFIT OPTION 3:

        The Specified Amount will be increased by the Accumulation Value, as of the effective date of change.

5.      On a change from DEATH BENEFIT OPTION 3 to DEATH BENEFIT OPTION 1:

        The Specified Amount will be increased by Accumulated Premiums less the Cumulative Policy Factor (if elected) as of the effective date of change.

6.      On a change from DEATH BENEFIT OPTION 3 to DEATH BENEFIT OPTION 2:

        If the Accumulation Value is greater than the Accumulated Premium less the Cumulative Policy Factor (if elected), the Specified Amount will be reduced by the Accumulation Value less Accumulated Premium plus the Cumulative Policy Factor (if elected), as of the effective date of change.


LN690                                                                         22

        If the Accumulation Value is less than the Accumulated Premium less the Cumulative Policy Factor (if elected), the Specified Amount will be increased by the Accumulated Premium less the Cumulative Policy Factor (if elected), less the Accumulation Value as of the effective date of change.

7. With respect to changes described in 1 through 6 above, the effective date of the change will be the Monthly Anniversary Day that coincides with or next follows the date the request is received at the Administrator Mailing Address.

Lincoln Life will not allow a decrease in the amount of insurance below the minimum amount required to maintain this contract as a life insurance policy under the Internal Revenue Code.

                               GENERAL PROVISIONS

THE POLICY. The policy and the application for the policy constitute the entire contract between the parties. All statements made in the application shall be deemed representations and not warranties. No statement may be used in defense of a claim under the policy unless it is contained in the application and a copy of the application is attached to the policy when issued.

Only the President, a Vice President, an Assistant Vice President, a Secretary, a Director or an Assistant Director of Lincoln Life may execute or modify the policy.

The policy is executed at the Administrator Mailing Address located on the front cover of the policy.

NON-PARTICIPATION.  The policy is not entitled to share in surplus distribution.

NOTICE OF CLAIM. Due Proof of Death must be furnished to Lincoln Life as soon as reasonably practicable after the death of the Insured. Such notice shall be given to Lincoln Life In Writing by or on behalf of the Owner.

PAYMENT OF PROCEEDS. Proceeds, as used in this policy, means the amount payable
(a) upon the surrender of this policy, or (b) upon the Insured's death.

The amount payable upon receipt of due proof of death will be the Death Benefit Proceeds as of the date of death. (SEE INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT PROCEEDS.) Death Benefit Proceeds are payable upon the Insured's death subject to the receipt of Due Proof of Death and will include interest as required by any applicable state law. If the death occurs during the GRACE PERIOD, Lincoln Life will pay the Death Benefit Proceeds for the Death Benefit Option in effect immediately prior to the GRACE PERIOD, reduced by any overdue monthly deductions.

If the policy is surrendered, the proceeds will be the Surrender Value described in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

The proceeds are subject to the further adjustments described in the following provisions:

1.      Misstatement of Age or Sex;

2.      Incontestability; and

3.      Suicide.


LN690                                 NY                                      23

When settlement is made, Lincoln Life may require return of the policy.

DEFERMENT OF PAYMENTS. Any amounts payable as a result of loans, surrender, or partial surrenders will be paid within 7 days of Lincoln Life's receipt of such request. However, payment of amounts from the Variable Sub-Accounts may be postponed when the NYSE is closed or when the SEC declares an emergency. In the event of a deferral of a surrender, loan or payment of the Death Benefit Proceeds, interest becomes payable after 10 days at the rate currently paid under the interest settlement option. Additionally, Lincoln Life reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by Lincoln Life; during any such deferred period, the amount payable will bear interest at the rate specified under the interest settlement option.

MISSTATEMENT OF AGE OR SEX. If the Age or sex of the Insured is misstated, Lincoln Life will adjust all benefits to the amounts that would have been purchased for the correct Age and sex according to the basis specified in
SCHEDULE 3.

SUICIDE. If the Insured commits suicide within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid, less
(a) any Indebtedness against the policy and (b) the amount of any partial surrenders. If the Insured commits suicide within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be limited to the amount of Death Benefit Proceeds applicable before such increase was made provided that the increase became effective at least 2 years from the Date of Issue of the policy.

INCONTESTABILITY. Except for nonpayment of Monthly Deductions, this policy will be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue. This means that Lincoln Life will not use any misstatement in the application to challenge a claim or avoid liability after that time. Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the lifetime of the Insured.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase. The basis for contesting after reinstatement will be (a) limited for a period of 2 years from the date of reinstatement and (b) limited to material misrepresentations made in the reinstatement application.

ANNUAL REPORT. Lincoln Life will send a report to the Owner at least once a year without charge. The report will show the Accumulation Value as of the reporting date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also show (a) the current Death Benefit Proceeds,
(b) the current policy values, (c) premiums paid and all deductions made since the last report, (d) outstanding policy loans, and (e) any other information required by the Superintendent of Insurance.

PROJECTION OF BENEFITS AND VALUES. Lincoln Life will provide a projection of illustrative future Death Benefit Proceeds and values to the Owner at any time upon written request and payment of a service fee, if any.

CHANGE OF PLAN. This policy may be exchanged for another policy only if Lincoln Life consents to the exchange and all requirements for the exchange as determined by Lincoln Life are met.

LN690                              NY                                         24

POLICY CHANGES - APPLICABLE LAW. This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, Lincoln Life reserves the right to return any premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by Lincoln Life. Further, Lincoln Life reserves the right to make changes in this policy or to make distributions from the policy to the extent it deems necessary, in its sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.


LN690                                                                         25

                         OPTIONAL METHODS OF SETTLEMENT

This rider is made part of the policy to which it is attached as of the Date of Issue. Upon written request, the Company will agree to pay in accordance with any one of the options shown below all or part of the net proceeds that may be payable under the policy.

While the Insured is alive, the request, including the designation of the payee, may be made by the Owner. At the time a Death Benefit becomes payable under the policy, the request, including the designation of the payee, may then be made by the Beneficiary. Once Income Payments have begun, the policy cannot be surrendered and the payee cannot be changed, nor can the settlement option be changed.

PAYMENT DATES. The first Income Payment under the settlement option selected will become payable on the date proceeds are settled under the option. Subsequent payments will be made on the first day of each month in accordance with the manner of payment selected.

MINIMUM PAYMENT AMOUNT. The settlement option elected must result in an Income Payment at least equal to the minimum payment amount in accordance with the Company's rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval that will provide the minimum payment amount. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable.

INCOME PAYMENTS. Income Payments will remain constant pursuant to the terms of the settlement option(s) selected. The amount of each Income Payment shall be determined in accordance with the terms of the settlement option and the table(s) set forth in this rider, as applicable. The mortality table used is the 1983 Individual Annuitant Mortality (IAM) Table "a" and 3% interest. In determining the settlement amount, the settlement age of the payee will be reduced by one year when the first installment is payable during the 1990's, reduced by two years when the first installment is payable during the decade 2000-2009, and so on.

FIRST OPTION: LIFE ANNUITY. An annuity payable monthly to the payee during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee.

SECOND OPTION: LIFE ANNUITY WITH CERTAIN PERIOD. An annuity providing monthly income to the payee for a fixed period of 60, 120, 180, or 240 months (as selected), and for as long thereafter as the payee shall live.

THIRD OPTION: ANNUITY CERTAIN. An amount payable monthly for the number of years selected which may be from 5 to 30 years.

FOURTH OPTION: AS A DEPOSIT AT INTEREST. The Company will retain the proceeds while the payee is alive and will pay interest annually thereon at a rate of not less than 3% per year. Upon the payee's death, the amount on deposit will be paid.

EXCESS INTEREST. At the sole discretion of the Company, excess interest may be paid or credited from time to time in addition to the payments guaranteed under any Optional Method of Settlement.

ADDITIONAL OPTIONS. Any proceeds payable under the policy may also be settled under any other method of settlement offered by the Company at the time of the request.

                                      LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK


LR434 NY LNY                                                              Page 1

LR434 NY                                                                  Page 2

LIFE ANNUITY AND LIFE ANNUITY WITH CERTAIN PERIOD TABLE FOR EACH $1,000 APPLIED - MALE

-----------------------------------------------------------
 SETTLEMENT AGE OF       NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST
      BIRTHDAY             60      120      180     240
-----------------------------------------------------------
  AGE     LIFE ANNUITY
   10         $2.87       $2.87   $2.87     $2.87   $2.87
   11          2.89        2.89    2.89      2.88    2.88
   12          2.90        2.90    2.90      2.90    2.90
   13          2.92        2.92    2.91      2.91    2.91
   14          2.93        2.93    2.93      2.93    2.92

   15          2.95        2.95    2.95      2.94    2.94
   16          2.96        2.96    2.96      2.96    2.96
   17          2.98        2.98    2.98      2.98    2.97
   18          3.00        3.00    3.00      2.99    2.99
   19          3.02        3.02    3.01      3.01    3.01

   20          3.04        3.04    3.03      3.03    3.03
   21          3.06        3.05    3.05      3.05    3.05
   22          3.08        3.08    3.07      3.07    3.07
   23          3.10        3.10    3.09      3.09    3.09
   24          3.12        3.12    3.12      3.11    3.11

   25          3.14        3.14    3.14      3.14    3.13
   26          3.17        3.17    3.16      3.16    3.15
   27          3.19        3.19    3.19      3.19    3.18
   28          3.22        3.22    3.22      3.21    3.20
   29          3.25        3.25    3.24      3.24    3.23

   30          3.28        3.28    3.27      3.27    3.26
   31          3.31        3.31    3.30      3.30    3.29
   32          3.34        3.34    3.33      3.33    3.32
   33          3.37        3.37    3.37      3.36    3.35
   34          3.41        3.41    3.40      3.39    3.38
-----------------------------------------------------------

--------------------------------------------------------- ---------------------------------------------------------
 SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN      SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST                                             PAYEE NEAREST
      BIRTHDAY           60      120     180      240           BIRTHDAY           60      120      180     240
--------------------------------------------------------- ---------------------------------------------------------
 AGE   LIFE ANNUITY                                        AGE   LIFE ANNUITY
 35        $3.44       $3.44    $3.44    $3.43    $3.41    60        $5.28        $5.25   $5.14    $4.96    $4.71
 36         3.48        3.48     3.48     3.46     3.45    61         5.43         5.39    5.27     5.06     4.78
 37         3.52        3.52     3.52     3.50     3.48    62         5.58         5.53    5.39     5.16     4.84
 38         3.57        3.56     3.56     3.54     3.52    63         5.74         5.69    5.53     5.26     4.90
 39         3.61        3.61     3.60     3.58     3.56    64         5.91         5.85    5.66     5.36     4.96

 40         3.66        3.65     3.65     3.63     3.60    65         6.10         6.03    5.81     5.46     5.02
 41         3.71        3.70     3.69     3.67     3.64    66         6.30         6.21    5.96     5.56     5.08
 42         3.76        3.75     3.74     3.72     3.68    67         6.51         6.41    6.12     5.66     5.13
 43         3.81        3.81     3.79     3.77     3.73    68         6.73         6.62    6.28     5.77     5.18
 44         3.87        3.86     3.85     3.82     3.77    69         6.97         6.84    6.44     5.86     5.23

 45         3.93        3.92     3.90     3.87     3.82    70         7.23         7.07    6.61     5.96     5.27
 46         3.99        3.98     3.96     3.92     3.87    71         7.51         7.32    6.79     6.05     5.31
 47         4.05        4.05     4.02     3.98     3.92    72         7.80         7.58    6.96     6.14     5.34
 48         4.12        4.11     4.09     4.04     3.97    73         8.12         7.85    7.14     6.23     5.37
 49         4.19        4.18     4.15     4.10     4.03    74         8.46         8.14    7.32     6.31     5.40

 50         4.27        4.26     4.22     4.17     4.08    75         8.82         8.45    7.50     6.38     5.42
 51         4.34        4.33     4.30     4.23     4.14    76         9.21         8.76    7.67     6.45     5.44
 52         4.43        4.41     4.37     4.30     4.20    77         9.63         9.10    7.84     6.51     5.45
 53         4.51        4.50     4.45     4.37     4.26    78        10.08         9.44    8.01     6.57     5.47
 54         4.60        4.59     4.54     4.45     4.32    79        10.56         9.80    8.17     6.62     5.48

 55         4.70        4.68     4.62     4.53     4.39    80        11.07        10.17    8.33     6.66     5.49
 56         4.80        4.78     4.72     4.61     4.45    81        11.62        10.55    8.48     6.70     5.49
 57         4.91        4.89     4.82     4.69     4.51    82        12.20        10.94    8.61     6.73     5.50
 58         5.03        5.00     4.92     4.78     4.58    83        12.82        11.33    8.74     6.76     5.50
 59         5.15        5.12     5.03     4.87     4.65    84        13.47        11.73    8.86     6.79     5.51

                                                           85        14.17        12.12    8.97     6.81     5.51
--------------------------------------------------------- ---------------------------------------------------------

LR434 NY                                                                  Page 3

LIFE ANNUITY AND LIFE ANNUITY WITH CERTAIN PERIOD TABLE FOR EACH $1,000 APPLIED - FEMALE

-----------------------------------------------------------
 SETTLEMENT AGE OF       NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST
      BIRTHDAY             60      120      180     240
-----------------------------------------------------------
  AGE     LIFE ANNUITY
   10         $2.80       $2.80   $2.80     $2.80   $2.80
   11          2.81        2.81    2.81      2.81    2.81
   12          2.82        2.82    2.82      2.82    2.82
   13          2.83        2.83    2.83      2.83    2.83
   14          2.85        2.85    2.85      2.84    2.84

   15          2.86        2.86    2.86      2.86    2.86
   16          2.87        2.87    2.87      2.87    2.87
   17          2.89        2.89    2.89      2.88    2.88
   18          2.90        2.90    2.90      2.90    2.90
   19          2.92        2.92    2.92      2.91    2.91

   20          2.93        2.93    2.93      2.93    2.93
   21          2.95        2.95    2.95      2.95    2.94
   22          2.96        2.96    2.96      2.96    2.96
   23          2.98        2.98    2.98      2.98    2.98
   24          3.00        3.00    3.00      3.00    2.99

   25          3.02        3.02    3.02      3.02    3.01
   26          3.04        3.04    3.04      3.03    3.03
   27          3.06        3.06    3.06      3.06    3.05
   28          3.08        3.08    3.08      3.08    3.07
   29          3.10        3.10    3.10      3.10    3.09

   30          3.13        3.13    3.12      3.12    3.12
   31          3.15        3.15    3.15      3.14    3.14
   32          3.18        3.18    3.17      3.17    3.16
   33          3.20        3.20    3.20      3.20    3.19
   34          3.23        3.23    3.23      3.22    3.22
-----------------------------------------------------------

--------------------------------------------------------- ---------------------------------------------------------
 SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN      SETTLEMENT AGE OF      NUMBER OF INSTALMENTS CERTAIN
   PAYEE NEAREST                                             PAYEE NEAREST
      BIRTHDAY           60      120     180      240           BIRTHDAY           60      120      180     240
--------------------------------------------------------- ---------------------------------------------------------
 AGE   LIFE ANNUITY                                        AGE   LIFE ANNUITY
 35        $3.26       $3.26    $3.26    $3.25    $3.24    60        $4.72        $4.70   $4.66    $4.57    $4.44
 36         3.29        3.29     3.29     3.28     3.27    61         4.83         4.81    4.76     4.66     4.51
 37         3.32        3.32     3.32     3.31     3.30    62         4.95         4.93    4.87     4.75     4.58
 38         3.35        3.35     3.35     3.34     3.33    63         5.08         5.05    4.98     4.85     4.65
 39         3.39        3.39     3.38     3.38     3.37    64         5.21         5.18    5.10     4.95     4.72

 40         3.42        3.42     3.42     3.41     3.40    65         5.36         5.32    5.22     5.05     4.79
 41         3.46        3.46     3.46     3.45     3.43    66         5.51         5.47    5.36     5.16     4.86
 42         3.50        3.50     3.50     3.49     3.47    67         5.67         5.63    5.50     5.26     4.93
 43         3.54        3.54     3.54     3.53     3.51    68         5.85         5.80    5.65     5.37     5.00
 44         3.59        3.59     3.58     3.57     3.55    69         6.04         5.98    5.80     5.49     5.06

 45         3.64        3.63     3.63     3.61     3.59    70         6.25         6.18    5.97     5.60     5.12
 46         3.68        3.68     3.67     3.66     3.63    71         6.47         6.39    6.14     5.71     5.18
 47         3.73        3.73     3.72     3.71     3.68    72         6.71         6.62    6.32     5.83     5.23
 48         3.79        3.79     3.77     3.76     3.72    73         6.98         6.86    6.50     5.94     5.28
 49         3.84        3.84     3.83     3.81     3.77    74         7.26         7.12    6.69     6.04     5.32

 50         3.90        3.90     3.89     3.86     3.82    75         7.57         7.40    6.89     6.14     5.35
 51         3.97        3.96     3.95     3.92     3.88    76         7.90         7.69    7.09     6.24     5.39
 52         4.03        4.03     4.01     3.98     3.93    77         8.26         8.01    7.29     6.33     5.41
 53         4.10        4.10     4.08     4.04     3.99    78         8.65         8.34    7.49     6.41     5.43
 54         4.18        4.17     4.15     4.11     4.04    79         9.08         8.70    7.69     6.49     5.45

 55         4.25        4.25     4.22     4.18     4.11    80         9.54         9.07    7.89     6.55     5.47
 56         4.34        4.33     4.30     4.25     4.17    81        10.03         9.47    8.08     6.61     5.48
 57         4.42        4.41     4.38     4.32     4.23    82        10.58         9.88    8.26     6.66     5.49
 58         4.52        4.51     4.47     4.40     4.30    83        11.16        10.31    8.43     6.70     5.49
 59         4.61        4.60     4.56     4.48     4.37    84        11.80        10.75    8.59     6.74     5.50

                                                           85        12.48        11.20    8.74     6.77     5.50
--------------------------------------------------------- ---------------------------------------------------------


ANNUITY CERTAIN TABLE FOR EACH $1,000 APPLIED

-----------------------------------------------------------
     NUMBER OF YEARS          AMOUNT OF EACH INSTALMENT
      DURING WHICH
   INSTALMENTS WILL BE
          PAID                 ANNUAL          MONTHLY
-----------------------------------------------------------
              5                $211.99         $17.91
              6                 179.22          15.14
              7                 155.83          13.16
              8                 138.31          11.68
              9                 124.69          10.53
             10                 113.82           9.61
             11                 104.93           8.86
-----------------------------------------------------------

--------------------------------------------------------- ---------------------------------------------------------
   NUMBER OF YEARS         AMOUNT OF EACH INSTALMENT         NUMBER OF YEARS         AMOUNT OF EACH INSTALMENT
     DURING WHICH                                              DURING WHICH
 INSTALMENTS WILL BE                                       INSTALMENTS WILL BE
         PAID               ANNUAL           MONTHLY               PAID               ANNUAL           MONTHLY
--------------------------------------------------------- ---------------------------------------------------------
          12                 $97.54           $8.24                 19                 $67.78           $5.73
          13                  91.29            7.71                 20                  65.26            5.51
          14                  85.95            7.26                 25                  55.76            4.71
          15                  81.33            6.87                 30                  49.53            4.18
          16                  77.29            6.53
          17                  73.74            6.23
          18                  70.59            5.96
--------------------------------------------------------- ---------------------------------------------------------

                         LINCOLN LIFE & ANNUITY COMPANY
                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

  Non-Participating Variable life insurance payable upon death of the Insured.
                            Adjustable Death Benefit.
                  Surrender Value payable upon surrender of the policy. Flexible premiums payable to when the Insured reaches Age 100.
                Investment results reflected in policy benefits.
       Premium Payments and Supplementary Coverages as shown in the Policy
                                Specifications.

LN690                                 NY